As filed with the Securities and Exchange Commission on November 25, 2019
No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bristol-Myers Squibb Company
(Exact name of registrant as specified in its charter)

Delaware	22-0790350
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

430 East 29th Street, 14th Floor, New York, New York 10016
(212) 546-4000
(Address including Zip Code of Principal Executive Offices)

Bristol-Myers Squibb Company 2017 Stock Incentive Plan
Bristol-Myers Squibb Company 2014 Equity Incentive Plan

(Full title of the plan)

Sandra Leung, Esq.
Bristol-Myers Squibb Company
430 East 29th Street, 14th Floor
New York, New York 10016
(212) 546-3309
(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Sophia Hudson, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee(4)
Common Stock, par value $0.10 per share	149,588,013	$55.90	(2)	$8,361,969,926.70	(2)	$1,085,383.70
Bristol-Myers Squibb Contingent Value Rights (CVRs)	14,215,025	$2.34	(3)	$33,263,158.50	(3)	$4,317.56

(1)
This Registration Statement on Form S-8 (“Registration Statement”) registers offers and sales of 120,107,152 shares of common stock, par value $0.10 per share (“Common Stock”), of Bristol-Myers Squibb Company (the “Company” or the “Registrant”) and 14,215,025 contingent value rights (“CVRs”) issuable to holders (other than former employees of Celgene Corporation at the effective time of the Merger) of certain stock options, restricted stock units, performance stock units and restricted stock awards of Celgene Corporation (“Celgene”), in connection with the merger (“Merger”) of Burgundy Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Celgene, pursuant to the Agreement and Plan of Merger, dated as of January 2, 2019 (“Merger Agreement”), among the Company, Merger Sub and Celgene. In addition, this Registration Statement registers 29,480,861 shares of Common Stock issuable to current employees of Celgene and future employees of the Company under the BMS Stock Plans (as defined below).  Pursuant to Rule 416(A), the number of shares and CVRs being registered shall be adjusted to include any additional shares and CVRs which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the BMS Stock Plans and agreements evidencing outstanding awards thereunder.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933 (“Securities Act”), as amended. The price per share of Common Stock is based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on November 20, 2019.

(3)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per CVR is based on the average of the high and low prices reported for a CVR on the New York Stock Exchange on November 21, 2019.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

On November 20, 2019, upon the effectiveness of the Merger (the “Effective Time”), Celgene became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, at the Effective Time:

1.
Each Celgene In-the-Money Option (as defined herein) was assumed by the Company and converted into (i) an option (an “Assumed In-the-Money Option”) to purchase, on the same terms and conditions as applied to each such Celgene In-the-Money Option immediately prior to the Effective Time, shares of Common Stock, except that (A) the number of shares of Common Stock subject to such Assumed In-the-Money Option is equal to the product of (x) the number of shares of Celgene common stock that were subject to such Celgene In-the-Money Option immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio (as defined herein) (rounded down to the nearest whole number), and (B) the per-share exercise price is equal to the quotient of (x) the exercise price per share of Celgene common stock at which such Celgene In-the-Money Option was exercisable, divided by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), and (ii) the right to receive (A) if such Celgene In-the-Money Option was vested prior to the Effective Time, one CVR for each share of Celgene common stock underlying such Celgene In-the-Money Option immediately prior to the Effective Time or (B) if such Celgene In-the-Money Option was not vested immediately prior to the Effective Time, immediately upon, and subject to, the vesting of the Assumed In-the Money Option, the Unvested Equity Award CVR Consideration (as defined herein). Each Assumed In-the-Money Option will continue to have the same terms and conditions as applied to the corresponding Celgene In-the-Money Option immediately prior to the Effective Time.

2.
Each Celgene Out-of-the-Money Option (as defined herein) was assumed by the Company and converted into an option (an “Assumed Out-of-the-Money Stock Option”) to purchase, on the same terms and conditions as applied to each such Celgene Out-of-the-Money Option immediately prior to the Effective Time, shares of Common Stock, except that the number of shares of Common Stock subject to such Assumed Out-of-the-Money Stock Option is equal to the product of (i) the number of shares of Celgene common stock that were subject to such Celgene Out-of-the-Money Option immediately prior to the Effective Time, multiplied by (ii) the Out-of-the-Money Option Exchange Ratio (as defined herein) (rounded down to the nearest whole number), and the per-share exercise price is equal the quotient of (A) the exercise price per share of Celgene common stock at which such Celgene Out-of-the-Money Option was exercisable, divided by (B) the Out-of-the-Money Option Exchange Ratio (rounded up to the nearest whole cent). Each Assumed Out-of-the-Money Stock Option will continue to have the same terms and conditions as applied to the corresponding Celgene Out-of-the-Money Option immediately prior to the Effective Time.

3.
Each restricted stock unit award with respect to shares of Celgene common stock outstanding under any Celgene Stock Plan (as defined herein) that vests solely based on the passage of time (“Celgene RSU Award”) was assumed by the Company and converted into (i) a restricted unit award (an “Assumed Restricted Unit Award”) that settles in a number of shares of Common Stock equal to (A) the number of shares of Celgene common stock underlying the Celgene RSU Award immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares) and (ii) the right to receive, subject to the vesting of the Assumed Restricted Unit Award, the Unvested Equity Award CVR Consideration. Each Assumed Restricted Unit Award will continue to have the same terms and conditions as applied to the corresponding Celgene RSU Award immediately prior to the Effective Time.

4.
Each restricted stock unit award with respect to shares of Celgene common stock outstanding under any Celgene Stock Plan that vests based on the achievement of performance goals (“Celgene PSU Award”) was assumed by the Company and converted into (i) a restricted stock unit award (an “Assumed Performance Unit Award”) that settles in a number of shares of Common Stock equal to the product of (A) the number of shares of Celgene common stock underlying the Celgene PSU Award immediately prior to the Effective Time (determined by deeming the applicable performance goals to be achieved at the greater of the target level and the actual level of achievement through the end of the calendar quarter immediately preceding the Effective Time) multiplied by (B) the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares), and (ii) the right to receive, subject to the vesting of the Assumed Performance Unit Award, the Unvested Equity Award CVR Consideration. Each Assumed Performance Unit Award will continue to have the same terms and conditions as applied to the corresponding Celgene PSU Award (other than performance-based vesting conditions) immediately prior to the Effective Time.

5.
Each restricted stock award with respect to shares of Celgene common stock outstanding under any Celgene Stock Plan that vests based on the passage of time and/or the achievement of performance goals (“Celgene RSA”) was assumed by the Company and converted into (i) a restricted stock award (an “Assumed Restricted Stock Award”) that settles in a number of shares of Common Stock equal to (A) the number of shares of Celgene common stock underlying the Celgene RSA immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares), and (ii) the right to receive, subject to the vesting of the Assumed Restricted Stock Award, the Unvested Equity Award CVR Consideration. Each Assumed Restricted Stock Award will continue to have the same terms and conditions as applied to the corresponding Celgene RSA.

For purposes of this Registration Statement:

“BMS Stock Plans” means the Bristol-Myers Squibb Company 2017 Stock Incentive Plan (F/K/A Celgene Corporation 2017 Stock Incentive Plan) and the Bristol-Myers Squibb Company 2014 Equity Incentive Plan (F/K/A Celgene Corporation 2014 Equity Incentive Plan), each of which was formerly a Celgene equity incentive plan and was assumed by the Company in connection with the Merger.

“Celgene In-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under any Celgene Stock Plan for which the per share exercise price as of immediately prior to the Effective Time is less than the Celgene Stock Price.

 “Celgene Stock Plans” means the Celgene Corporation 2017 Stock Incentive Plan and the Celgene Corporation 2014 Equity Incentive Plan. In connection with the Merger, the Celgene Corporation 2017 Stock Incentive Plan was assumed, amended and renamed by the Company as the Bristol-Myers Squibb Company 2017 Stock Incentive Plan. The Celgene Corporation 2014 Equity Incentive Plan was assumed, amended and renamed by the Company as the Bristol-Myers Squibb Company 2014 Equity Incentive Plan.

“Celgene Stock Price” means $109.4009.

“Celgene Out-of-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under any Celgene Stock Plan for which per share exercise price as of immediately prior to the Effective Time equals or exceeds the Celgene Stock Price.

 “CVR Agreement” means the Contingent Value Rights Agreement, dated November 20, 2019 among the Company and Equiniti Trust Company, as trustee, in favor of each person who from time to time holds one or more CVRs.

“Equity Award Exchange Ratio” means 1.86.

“Out-of-the-Money Option Exchange Ratio” means 1.87.

“Unvested Equity Award CVR Consideration” means, if the vesting date of the unvested Celgene In-the-Money Option, the Celgene RSU Award, the Celgene PSU Award or the Celgene RSA, as applicable, occurs (i) prior to the milestone payment record date and the termination date under the CVR Agreement, one CVR in respect of each share of Celgene common stock underlying such Celgene In-the-Money Option, Celgene RSU Award, Celgene PSU Award, or Celgene RSA, as applicable, immediately prior to the Effective Time, (ii) on or after the milestone payment record date under the CVR Agreement, a cash payment equal to the milestone payment under the CVR Agreement in respect of each share of Celgene common stock underlying such In-the-Money Option, Celgene RSU Award, Celgene PSU Award or Celgene RSA, as applicable, immediately prior to the Effective Time, or (iii) on or after the termination date under the CVR Agreement and the CVR milestone under the CVR Agreement was not achieved prior to such termination date, no additional consideration.

PART I

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (filed with the Commission on February 25, 2019).

(b) The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 from the Company’s definitive proxy statement on Schedule 14A (filed with the Commission on April 30, 2019).

(c) The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019 (filed with the Commission on April 25, 2019), for the quarter ended June 30, 2019 (filed with the Commission on July 25, 2019) and for the quarter ended September 30, 2019 (filed with the Commission on October 31, 2019).

(d) The Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2019, January 4, 2019, January 22, 2019, January 30, 2019, March 8, 2019, March 8, 2019, March 26, 2019, April 4, 2019, April 12, 2019, April 17, 2019, May 1, 2019, May 1, 2019, May 2, 2019, May 8, 2019, May 16, 2019, May 24, 2019, May 30, 2019, June 5, 2019, June 24, 2019, June 28, 2019, July 1, 2019, August 26, 2019, September 12, 2019, September 23, 2019, October 8, 2019, October 18, 2019, October 30, 2019, November 1, 2019, November 5, 2019, November 7, 2019,  November 12, 2019, November 15, 2019, November 15, 2019, November 20, 2019 and November 22, 2019.

(e) The description of the Company’s capital stock and the CVRs, which is contained in the Company’s Registration Statement on Form S-4 (No. 333-229464) (filed with the Commission on February 1, 2019), including any amendments or supplements thereto.

(f) All future reports filed pursuant to Section 13(a) and 15(d) of the 1934 Act by the Company since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the foregoing shall not include the incorporation by reference of any information furnished pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents (other than current reports furnished under Items 2.02, 7.01 or 9.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the terms of our Bylaws and subject to the applicable provisions of Delaware law, we have agreed to indemnify each of our directors and officers and, subject to the discretion of the board of directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of us, or of serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty to the extent permitted by the DGCL.

The Company carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number
4.1
Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).

4.1A
Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).

4.1B
Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010).

4.1C
Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010).

4.2
Bylaws of Bristol-Myers Squibb Company, as amended as of November 2, 2016 (incorporated herein by reference to Exhibit 3.1 to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on November 4, 2016).

4.3
Contingent Value Rights Agreement, between Bristol Myers Squibb Company and Equiniti Trust Company, dated November 20, 2019 (incorporated by reference to Exhibit 4.1 to Bristol Myers-Squibb Company’s Form 8-K dated November 20, 2019 and filed on November 20, 2019).

5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm of Bristol-Myers Squibb Company.
23.2*	Consent of KPMG LLP, independent registered public accounting firm of Celgene Corporation.
23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature pages hereof).
99.1*	Bristol-Myers Squibb Company 2017 Stock Incentive Plan (F/K/A Celgene Corporation 2017 Stock Incentive Plan).
99.2 *	Bristol-Myers Squibb Company 2014 Equity Incentive Plan (F/K/A Celgene Corporation 2014 Equity Incentive Plan).

*Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plans of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of November, 2019.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Sandra Leung
Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sandra Leung and Katherine R. Kelly as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the name of each of the undersigned in his or her capacity to any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned hereby ratifies and confirms that the said attorney-in-fact or agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Giovanni Caforio	Chief Executive Officer and Director (Principal Executive Officer)	November 25, 2019
Giovanni Caforio, M.D.

/s/ David V. Elkins	Chief Financial Officer (Principal Financial Officer)	November 25, 2019
David V. Elkins

/s/ Karen M. Santiago	Senior Vice President and Corporate Controller (Principal Accounting Officer)	November 25, 2019
Karen M. Santiago

/s/ Vicki L. Sato	Lead Independent Director	November 25, 2019
Vicki L. Sato, Ph.D.

/s/ Peter J. Arduini	Director	November 25, 2019
Peter J. Arduini

/s/ Robert Bertolini	Director	November 25, 2019
Robert Bertolini

/s/ Matthew W. Emmens	Director	November 25, 2019
Matthew W. Emmens

/s/ Michael Grobstein	Director	November 25, 2019
Michael Grobstein

/s/ Alan J. Lacy	Director	November 25, 2019
Alan J. Lacy

/s/ Dinesh C. Paliwal	Director	November 25, 2019
Dinesh C. Paliwal

/s/ Theodore R. Samuels	Director	November 25, 2019
Theodore R. Samuels

/s/ Gerald L. Storch	Director	November 25, 2019
Gerald L. Storch

/s/ Karen H. Vousden	Director	November 25, 2019
Karen H. Vousden, Ph.D.

EXHIBIT INDEX

4.1
Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).

4.1A
Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).

4.1B
Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010).

4.1C
Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010).

4.2
Bylaws of Bristol-Myers Squibb Company, as amended as of November 2, 2016 (incorporated herein by reference to Exhibit 3.1 to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on November 4, 2016).

4.3
Contingent Value Rights Agreement, between Bristol Myers Squibb Company and Equiniti Trust Company, dated November 20, 2019 (incorporated by reference to Exhibit 4.1 to Bristol Myers-Squibb Company’s Form 8-K dated November 20, 2019 and filed on November 20, 2019).

5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm of Bristol-Myers Squibb Company.
23.2*	Consent of KPMG LLP, independent registered public accounting firm of Celgene Corporation.
23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature pages hereof).
99.1*	Bristol-Myers Squibb Company 2017 Stock Incentive Plan (F/K/A Celgene Corporation 2017 Stock Incentive Plan).
99.2*	Bristol-Myers Squibb Company 2014 Equity Incentive Plan (F/K/A Celgene Corporation 2014 Equity Incentive). Plan).

*Filed herewith